EXHIBIT 99.1

Superconductor Technologies Reports 2010 Fourth Quarter and Year-End Results

Plans for 2G HTS Wire Commercialization Outlined

SANTA BARBARA, Calif., March 10, 2011 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the quarter and year-ended December 31, 2010.

Total net revenues for the fourth quarter were $789,000, compared to $2.0 million in the third quarter of 2010 and $2.2 million in the fourth quarter of 2009. Net loss for the fourth quarter was $3.0 million, compared to a net loss of $3.4 million in the third quarter of 2010 and a net loss of $3.5 million in the fourth quarter of 2009. Net loss per share in the quarter was $0.11 compared to a net loss of $0.14 per share in the third quarter of 2010 and a net loss per share of $0.16 in the fourth quarter of 2009.

"2010 was a year of transition as we extended our HTS materials production into a new wire platform for power applications and focused the majority of our research and development efforts on our second generation (2G) HTS wire initiative," said Jeff Quiram, STI's president and chief executive officer. "We believe that the supply of 2G HTS wire will be constrained for the foreseeable future. Our intention is to help fulfill this unmet demand by utilizing our patented and proprietary manufacturing methods to make HTS wire for several existing market applications. Our plan is to become a meaningful supplier of HTS wire to customers in the power generation device and electricity distribution industries that would incorporate our HTS wire into their final products."

Quiram continued, "After the close of the quarter, we attained a major milestone in our 2G HTS wire initiative by producing and delivering wire samples for our three target applications: HTS wind turbines, HTS AC power cable and superconducting fault current limiters (SFCL). The most challenging application requires HTS wire to operate in a high magnetic field environment in order to meet the performance criteria necessary for HTS wind turbines and large rotating machines. A target customer for this application has validated that our HTS wire has met these extremely difficult requirements and Los Alamos National Laboratory has verified that our 2G HTS wire samples demonstrated unsurpassed current carrying performance in the presence of a high magnetic field. In addition, our AC power cable samples are currently undergoing additional third party testing, which includes a potential customer. We are extremely pleased with the progress of our HTS wire development program."

"Presently, we are completing the design of our second generation deposition machine that will adapt our HTS materials deposition process to a reel-to-reel system capable of producing wire in 50 meter lengths. We expect this machine to be on-line in late 2011 or early 2012. After successfully attaining that milestone, we intend to enhance our system to produce one kilometer wire lengths, at which time we believe we would be prepared to produce wire in sufficient length and quantity to capture a portion of the unmet market demand," Quiram concluded.

For the full year 2010, total net revenues were $8.5 million, compared to $10.8 million for 2009. Net commercial product revenues for 2010 were $6.5 million, compared to $7.2 million for the prior year. STI recorded $2.0 million in government and other contract revenues for 2010, compared to $3.6 million for 2009. The net loss for 2010 was $12.0 million, compared to a net loss of $13.0 million for 2009.

As of December 31, 2010, STI had $6.1 million in cash and cash equivalents. Subsequent to the end of the fourth quarter of 2010, STI received net proceeds of $12.4 million from a registered direct offering of common stock. STI anticipates the auditor's opinion included in the company's upcoming 10-K for 2010 will include an explanatory paragraph expressing concern about the company's ability to continue as a going concern due to past losses and negative cash flows. As of December 31, 2010, STI had backlog of $342,000, compared to $106,000 at the end of the third quarter of 2010 and $795,000 at December 31, 2009.

Investor Conference Call

STI will host an investor conference call today at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, March 10, 2011. The call will be accessible live by dialing 877-941-0843 at least 10 minutes before the start of the conference. International participants may dial 480-629-9643. Callers may reference conference ID 4415404. The call is also being webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on March 15th by dialing 800-406-7325 or 303-590-3030, and entering pass code 4415404. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; customer acceptance of our HTS wire; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2009 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Contact

For further information please contact Investor Relations, invest@suptech.com, Cathy Mattison or Mary Magnani of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS	unaudited
Current Assets:
Cash and cash equivalents	$ 6,069,000	$ 10,365,000
Accounts receivable, net	108,000	462,000
Inventory, net	2,230,000	2,644,000
Prepaid expenses and other current assets	344,000	445,000
Total Current Assets	8,751,000	13,916,000

Property and equipment, net of accumulated depreciation of $21,948,000 and $21,076,000, respectively	1,334,000	1,832,000
Patents, licenses and purchased technology, net of accumulated amortization of $2,494,000 and $2,384,000, respectively	2,274,000	2,163,000
Other assets	210,000	215,000
Total Assets	$ 12,569,000	$ 18,126,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 548,000	$ 467,000
Accrued expenses	517,000	671,000
Fair value of warrant derivative	--	171,000
Current portion of capitalized lease obligations	31,000	50,000
Total Current Liabilities	1,096,000	1,359,000

Other long term liabilities	577,000	526,000
Total Liabilities	1,673,000	1,885,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 611,523 issued and outstanding	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized, 27,217,408 and 22,512,033 shares issued and outstanding, respectively	28,000	23,000
Capital in excess of par value	248,500,000	241,882,000
Accumulated deficit	(237,633,000)	(225,665,000)
Total Stockholders' Equity	10,896,000	16,241,000

Total Liabilities and Stockholders' Equity	$ 12,569,000	$ 18,126,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	unaudited		unaudited	audited
Net revenues:
Net commercial product revenues	$ 647,000	$ 1,346,000	$ 6,548,000	$ 7,239,000
Government and other contract revenues	142,000	869,000	1,999,000	3,577,000

Total net revenues	789,000	2,215,000	8,547,000	10,816,000

Costs and expenses:
Cost of commercial product revenue	1,268,000	1,916,000	7,732,000	9,102,000
Cost of government and other contract revenue	85,000	325,000	1,180,000	2,552,000
Research and development	1,069,000	1,415,000	5,067,000	4,399,000
Selling, general and administrative	1,346,000	1,761,000	6,684,000	6,925,000

Total costs and expenses	3,768,000	5,417,000	20,663,000	22,978,000

Loss from operations	(2,979,000)	(3,202,000)	(12,116,000)	(12,162,000)

Other Income and Expense
Impairment of asset for, and noncontrolling interest in, joint venture	--	(521,000)	--	(638,000)
Adjustments to fair value of derivatives	--	216,000	171,000	(171,000)
Interest income	2,000	3,000	6,000	24,000
Interest expense	(8,000)	(7,000)	(29,000)	(32,000)

Net loss	$ (2,985,000)	$ (3,511,000)	$ (11,968,000)	$ (12,979,000)

Basic and diluted loss per common share	$ (0.11)	$ (0.16)	$ (0.51)	$ (0.65)

Weighted average number of common shares outstanding	26,430,011	21,621,035	23,344,461	19,842,687

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:	unaudited
Net loss	$ (11,968,000)	$ (12,979,000)	$ (12,701,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	976,000	1,462,000	1,735,000
Stock-based compensation expense	1,159,000	1,212,000	587,000
Provision for excess and obsolete inventories	360,000	282,000	17,000
Noncontrolling interest in joint venture	--	117,000	--
Fair value of derivatives	(171,000)	171,000	--
Asset impairment	--	521,000	--
Changes in assets and liabilities:
Accounts receivable	354,000	(107,000)	2,057,000
Inventories	53,000	2,352,000	(1,880,000)
Prepaid expenses and other current assets	101,000	(147,000)	(26,000)
Patents and licenses	(215,000)	(240,000)	(315,000)
Other assets	5,000	14,000	9,000
Accounts payable and accrued expenses	(40,000)	(92,000)	(1,603,000)
Net cash used in operating activities	(9,386,000)	(7,434,000)	(12,120,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(374,000)	(226,000)	(179,000)
Investment in joint venture	--	--	(521,000)
Net cash used in investing activities	(374,000)	(226,000)	(700,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	(573,000)	--	--
Net proceeds from sale of common stock and exercise of warrants and options	6,037,000	10,456,000	16,450,000

Net cash provided by financing activities	5,464,000	10,456,000	16,450,000
Net increase (decrease) in cash and cash equivalents	(4,296,000)	2,796,000	3,630,000
Cash and cash equivalents at beginning of year	10,365,000	7,569,000	3,939,000
Cash and cash equivalents at end of year	$ 6,069,000	$ 10,365,000	$ 7,569,000